Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 12, 2008 with respect to the consolidated financial statements of First Chester County Corporation and its subsidiaries, which is included in this Amendment No. 1 of the registration statement/prospectus on Form S-4 (File No. 333-154273).  We hereby consent to the inclusion of the aforementioned report in this registration statement/prospectus and to the use of our name as it appears under the caption of “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 29, 2008